EXHIBIT 4.1

SECOND CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF DESIGNATIONS

OF THE

SERIES H CONVERTIBLE PREFERRED STOCK

OF

VIE FINANCIAL GROUP, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware,

VIE FINANCIAL GROUP, INC., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY THAT:

1. The original Certificate of Designations of the Series H Convertible Preferred Stock of the Corporation was filed with the Secretary of State of the State of Delaware on September 30, 2003, and the first amendment to the Certificate of Designations of the Series H Convertible Preferred Stock of the Corporation was filed with the Secretary of State of the State of Delaware on October 30, 2003.

2. This Certificate of Amendment amends the provisions of the Certificate of Designations of the Series H Convertible Preferred Stock of the Corporation as heretofore amended and presently in effect, was duly adopted by the Board of Directors of the Corporation and was approved by the holders of a majority of the outstanding shares of the Series H Convertible Preferred Stock of the Corporation pursuant to action by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. The Certificate of Designations of the Series H Convertible Preferred Stock of the Corporation is hereby amended to read as herein set forth:

a.	Section 4(c) of the Certificate of Designations of the Series H Convertible Preferred Stock of the Corporation is hereby amended and restated in its entirety as follows:

Notwithstanding Sections 4(a) and (b) above, if the Corporation, not later than January 31, 2004, files with the Securities and Exchange Commission the first valid filing to effect a reverse stock split of the Common Stock or, not later than such date, takes such other corporate action to increase the number of authorized shares of the Company’s Common Stock available for issuance (the “Filing Condition”), dividends in respect of the Series H Stock shall neither accrue nor cumulate and the holders of Series H

Preferred Stock shall have no right or entitlement thereto for the period from September 30, 2003 until but not including June 1, 2004, after which period, dividends in respect of the Series H Stock as provided for by Sections 4(a) and (b) shall commence accrual and cumulate and the holders of Series H Preferred Stock shall be entitled to payment thereof, if and to the extent declared and paid in accordance with Delaware law and the Certificate of Designation. It is understood that if the Filing Condition is not satisfied, the provisions dealing with non-accrual and non-cumulation shall have no effect.

b.	Section 5(d) of the Certificate of Designations of the Series H Convertible Preferred Stock of the Corporation is hereby amended and restated in its entirety as follows:

If the Corporation does not have available for issuance a sufficient number of authorized and unissued shares of Common Stock to permit the conversion in full of all of the outstanding shares of Series H Stock pursuant to Section 7 of the Certificate of Designation on or prior to September 15, 2004, the outstanding Series H Stock will automatically and irrevocably become participating preferred such that upon a Deemed Liquidation Event the holders thereof shall share ratably with the holders of Common Stock and receive, in addition to the Series H liquidation preference, the consideration received by the Corporation’s Common Stockholders pursuant to such Deemed Liquidation Event as though the outstanding shares of Series H Stock had been converted to Common Stock immediately prior to such distribution; provided, however, no such right of any present or future participation shall exist or be of any present or future effect if the Filing Condition shall have been satisfied.

IN WITNESS WHEREOF, Vie Financial Group, Inc. has caused this Certificate of Amendment of the Certificate of Designations of the Series H Convertible Preferred Stock of Vie Financial Group, Inc. to be signed this 23rd day of December 2003.

VIE FINANCIAL GROUP, INC.

By:	/s/ Dean G. Stamos

	Name:	Dean G. Stamos
	Title:	Chief Executive Officer

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